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           Kadant Shares Distributed in First Thermo Electron Spinoff


WALTHAM, Mass., August 8, 2001 - Kadant Inc. (ASE:KAI), formerly Thermo Fibertek Inc., becomes Thermo Electron's first spinoff today with the distribution by Thermo Electron of all the Kadant shares it owns as a dividend to Thermo Electron shareholders of record on July 30, 2001. The shares were distributed after today's market close. Thermo Electron, which previously owned approximately 91 percent of Kadant's common stock, no longer owns any Kadant shares.

      "We're thrilled to be on our own now as a truly independent company," said William A. Rainville, president and chief executive officer of Kadant. "We are ready to function as a stand-alone business. We have a winning combination of technology, talent, and financial resources. These include substantial cash flow from our well-established core business serving the global pulp and paper industry, a new venture addressing multi-billion-dollar markets for fiber-based composite building materials, and a healthy balance sheet with $167 million in cash and investments. We are motivated by our prospects for future growth, and confident that many of the same strategies we used to build a strong Thermo Fibertek will help us achieve success going forward as Kadant."

      Thermo Electron distributed .0612 shares of Kadant common stock for each share of Thermo Electron common stock. The ratio is based on the number of Thermo Electron shares outstanding on the July 30 record date and the actual number of Kadant shares held by Thermo Electron today, the distribution date.

      The Kadant spinoff is a final step in Thermo Electron's major reorganization plan, begun in early 2000, that allows Thermo to focus on its core business of instrument systems, components, and services.

      Kadant Inc. is a leading supplier of a range of products for the global papermaking and paper-recycling industries, including de-inking systems, stock-preparation equipment, water-management systems, and papermaking accessories. Through its majority-owned Thermo Fibergen subsidiary, the company also develops and commercializes composite building materials produced from natural fiber and recycled plastic.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in Exhibit 99.1 to the company's current report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2001. These include risks and uncertainties relating to: the company's dependence on the paper industry and pulp and paper prices, international operations, competition, ability to enter the composite building products market, acquisition strategy, dependence on patents and proprietary rights, fluctuations in quarterly operating results, and the proposed spinoff of the company.



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